Exhibit 99.1
Tesco Corporation Announces Signing of Definitive Agreement Between
Subsidiary, Tesco Corporation (US), and Tech Field Services Inc. (“TFS”)

For Immediate Release

Trading Symbol:
“TESO” on NASDAQ
May 7, 2014
HOUSTON, May 7, 2014 /CNW/ - TESCO Corporation (NASDAQ:TESO) today announced the signing of a definitive agreement between its subsidiary, Tesco Corporation (US), and Tech Field Services Inc. (“TFS”). Under the terms of the definitive agreement, Tesco Corporation (US) has acquired the assets of TFS and will incorporate the TFS business into its United States After-Market Sales and Service (“AMSS”) operations. The combination of the TESCO AMSS United States operations with TFS enhances TESCO’s ability to service and recertify TESCO and Non-Tesco top drive units and other automated pipe handling equipment.
TESCO is a leader in top drive sales, rentals, and after-market services.  TFS brings to the TESCO organization customer service excellence, a characteristic TESCO values and believes complements its current offerings. Established in 2006 in Magnolia, Texas, TFS provides parts, maintenance, and repairs for multiple top drive manufacturers, including TESCO top drive units. In addition to its core AMSS business, TFS offers hydraulic top drive rental units to customers.
“Excellent customer service and partnership with our customers is what differentiates TESCO from the competition. Through this acquisition, we welcome a highly skilled, trained workforce to our organization who value customer service as much as we do. Adding TFS into our family reinforces our commitment to being our customers' strategic partner in eliminating Non-Productive Time (NPT) and our reputation as the premier drilling services company," said Fernando Assing, Chief Operating Officer. "We recognized the need to expand and integrate our service and product offerings in order to achieve our goals. This acquisition accelerates our objective of providing after-market services for all critical pipe handling equipment."
"The addition of TFS to our organization is an example of TESCO 3.0 at work, the strategy we have discussed with our shareholders and investment community in recent years. We intend to pursue similar expansion to our products and services offerings as the proper opportunities arise," said Julio Quintana, Chief Executive Officer.  "We are committed to pursuing selective acquisitions and investing in research and development as we continue to position ourselves as the Drilling Innovation Company™."
For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimate of future performance and economic conditions. Such "forward-looking statements" are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements include, among others, statements regarding expectations of future activities.  These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. Information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update, or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.